EXHIBIT 21.1

LIST OF SUBSIDIARIES

WCG Health Management, Inc., a Delaware corporation

The WellCare Management Group, Inc., a New York corporation

WellCare of Florida, Inc., a Florida corporation

HealthEase of Florida, Inc., a Florida corporation

WellCare of New York, Inc., a New York corporation

FirstChoice HealthPlans of Connecticut, Inc., a Connecticut corporation

Harmony Health Systems, Inc., a New Jersey corporation

Harmony Health Plan of Illinois, Inc., a Illinois corporation

Harmony Health Management, Inc., a New Jersey corporation

WellCare of Louisiana, Inc., a Louisiana corporation

Harmony Behavioral Health, Inc., a Delaware corporation

Comprehensive Health Management, Inc., a Florida corporation

Comprehensive Health Management of Florida, L.C., a Florida limited liability company

Comprehensive Reinsurance, Ltd., a Cayman Island corporation

Wellcare of Georgia, Inc., a Georgia corporation